Exhibit 3.3

ROOMLINX, INC.

INCENTIVE STOCK OPTION AGREEMENT

June 5, 2009

[PARTICIPANT]

Michael S. Wasik

2925 N. Torrey’s Peak Dr.

Superior, CO 80027

Re:

RoomLinX, Inc. (the "Company")

Grant of Incentive Stock Option

To the undersigned Optionee:

The Company is pleased to advise you that the Administrator has granted to you a stock option (an "Option"), as provided below, under the Company’s Long-Term Incentive Plan (the "Plan"), a copy of which is attached hereto and incorporated herein by reference.

1.

Definitions.  For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Administrator” shall have the meaning given to such term in the Plan.

"Board" shall mean the Board of Directors of the Company.

"Cause" shall mean fraud willful misappropriation of the funds or property of the Company, or repeated failure or refusal to perform duties and responsibilities as directed by the Board.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

"Common Stock" shall mean the Company's Common Stock, par value $.01 per share, or, in the event that the outstanding Common Stock is hereafter changed into or exchanged for different stock or securities of the Company, such other stock or securities.

"Company" shall mean RoomLinX, Inc., a Nevada corporation, and (except to the extent the context requires otherwise) any subsidiary corporation of RoomLinX, Inc. as such term is defined in Section 424(f) of the Code.

"Disability" shall mean the inability, due to illness, accident, injury, physical or mental incapacity, to perform effectively your duties and responsibilities to the Company for at least ninety (90) consecutive days or for shorter periods aggregating at least one hundred twenty (120) days (whether or not consecutive) during any twelve (12) month period, as determined in the reasonable judgment of the Board.

"Fair Market Value" of the Common Stock shall be determined by the Administrator or, in the absence of the Administrator, by the Board and such determination shall be final and binding.

"Option Shares" shall mean (i) all shares of Common Stock issued or issuable upon the exercise of the Option and (ii) all shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock.  Option Shares shall continue to be Option Shares in the hands of any holder other than you, and each such transferee thereof shall succeed to the rights and obligations of a holder of Option Shares hereunder.

"Sale of the Company" shall mean a merger or consolidation effecting a change in control of the Company, a sale of all or substantially all of the Company's assets or a sale of the Company's voting securities possessing a majority of the outstanding voting power.

"Securities Act" shall mean the Securities Act of 1933, as amended, and any successor statute.

2.

Option.

(a)

Terms.  Your Option is for the purchase of up to the number of share of Common Stock set forth on the Signature Page hereto (the "Option Shares") at a price per share of $ .033 (the "Exercise Price"), payable upon exercise as set forth in Section 2(b) below.  Your Option shall expire at the close of business on the seventh (7th) anniversary of the date hereof or such earlier date that is provided in the Plan (the "Expiration Date"), subject to earlier expiration as provided in Section 3(b) or 3(c) below or upon termination of your employment as provided in Section 4(b) below. Your Option is intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

(b)

Payment of Option Price.  Subject to Section 3 below, your Option may be exercised in whole or in part upon payment of an amount (the "Option Price") equal to the product of (i) the Exercise Price multiplied by (ii) the number of Option Shares to be acquired.  Payment shall be made in cash (including check, bank draft or money order), or as set forth in Section 2(c) below.

(c)

Net Issue Exercise.  Subject to Section 3 below, in lieu of the payment methods set forth in Section 2(b) above, you may elect to exchange all or some of your Options for Option Shares equal to the value of the amount of the Options being exchanged on the date of exchange. If you elect to exchange your Options as provided in this Section 2(c), you shall tender to the Company the Options for the amount being exchanged, along with written notice of your election to exchange some or all of the Options, and the Company shall issue to you the number of Option Shares computed using the following formula:

X = Y (A-B)

A

Where:

X = the number of shares of Option Shares to be issued to you;

Y = the total number of shares of Option Shares as to which your Options are being exercised;

A = the Fair Market Value of one Option Share; and

B = the Purchase Price of one Option Share (as adjusted to the date of such calculation).

3.

Exercisability/Vesting.

(a)

Time-Vesting.  Your Option may be exercised only to the extent that it has vested.  Your Option shall vest and become exercisable, if and only if you are, and have been, continuously employed by the Company from the date of this Agreement through the specified vesting date.  Your options shall vest as follows:

Options to purchase ten-million (10,000,000) shares are granted to Mr. Wasik for signing of his employment contract and services performed thus far.  Options shall vest equally over a 2 year period beginning on the effective date of his employment contract deemed to be June 5th 2009.

Acceleration of Vesting on Sale of the Company.  Notwithstanding Section 3(a), if you have been continuously employed by the Company from the date of this Agreement until a Sale of the Company, all of your outstanding Options which have not become vested at the date of such event shall immediately vest and become exercisable simultaneously with the consummation of the Sale of the Company.  Any portion of your Option which has not been exercised prior to or in connection with the Sale of the Company shall be forfeited, unless otherwise determined by the Administrator.

(b)

Effect on Vesting in Case of Employment Termination.  Notwithstanding Section 3(a) above, the following special vesting rules shall apply if your employment with the Company terminates prior to the Expiration Date:

(i)

Death or Disability.  If you die or become subject to any Disability while an employee of the Company, your Option shall be vested and become fully exercisable with respect to a number of Option Shares that were exercisable on the date of your death or Disability.  Any portion of your Option that was not exercisable on the date of your death or Disability shall expire and be forfeited.

(ii)

Retirement.  If you retire (with the approval of the Administrator) from employment with the Company, your Option shall be vested and fully exercisable with respect to that portion of your Option that was exercisable on the date of your retirement.  Any portion of your Option that was not exercisable on the date of your retirement shall expire and be forfeited.

(iii)

Other Termination of Employment.  Unless otherwise determined by the Committee, if your employment terminates other than by death, Disability, retirement (with the approval of the Committee or the Board), resignation or discharge for Cause, your Option shall be vested and fully exercisable with respect to that portion of your Option that was vested and exercisable on the date your employment with the Company ceased and any portion of your Option that was not vested and exercisable on such date shall expire and be forfeited.  Notwithstanding anything to the contrary contained herein, if you resign or are discharged for Cause, all of your Option not previously exercised shall expire and be forfeited whether exercisable or not.

Except as provided in this Section 3(c), the number of Option Shares with respect to which your Option may be exercised shall not increase once you cease to be employed by the Company.

4.

Expiration of Option.

(a)

Normal Expiration.  In no event shall any part of your Option be exercisable after the Expiration Date set forth in Section 2(a) above.

(b)

Early Expiration Upon Termination of Employment. Any portion of your Option that was not vested and exercisable on the date your employment with the Company terminated shall expire and be forfeited on such date, and any portion of your Option that was vested and exercisable on the date your employment with the Company terminated shall also expire and be forfeited; provided that: (i) if you die or become subject to any Disability, the portion of your Option that is vested and exercisable shall expire 180 days from the date of your death or Disability, but in no event after the Expiration Date, (ii) if you retire (with the approval of the Committee or the Board), the portion of your Option that is vested and exercisable shall expire 90 days from the date of your retirement, but in no event after the Expiration Date, and (iii) if you are discharged other than for Cause, the portion of your Option that is vested and exercisable shall expire 30 days from the date of your discharge, but in no event after the

Expiration Date.  If your employment with the Company shall terminate, including upon your death, Disability, resignation or termination with or without Cause, the expiration date of the portion of your Option that is vested and exercisable pursuant to this Section 4(b) shall be referred to herein as the "Early Expiration Date".

5.

Procedure for Exercise.  You may exercise all or any portion of your Option, to the extent it has vested and is outstanding, at any time and from time to time prior to its expiration, by delivering written notice to the Company (to the attention of the Company's Secretary) and your written acknowledgement that you have read and have been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to you regarding the Company, together with payment of the Option Price in accordance with the provisions of Section 2(b) or 2(c) above.  As a condition to any exercise of your Option, you shall permit the Company to deliver to you all financial and other information regarding the Company it believes necessary to enable you to make an informed investment decision, and you shall make all customary investment representations which the Company requires.

6.

Securities Laws Restrictions and Other Restrictions on Transfer of Option Shares.  You represent that when you exercise your Option you shall be purchasing Option Shares for your own account and not on behalf of others.  You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Option Shares unless your offer, sale or other disposition thereof is registered under the Securities Act and state securities laws, or in the opinion of the Company's counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder.  You agree that you shall not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other state or federal law.  You further understand that the certificates for any Option Shares you purchase shall bear such legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

7.

Non-Transferability of Option.  Your Option is personal to you and is not transferable by you other than by will or the laws of descent and distribution.  During your lifetime only you (or your guardian or legal representative) may exercise your Option.  In the event of your death, your Option may be exercised only (i) by the executor or administrator of your estate or the person or persons to whom your rights under the Option shall pass by will or the laws of descent and distribution and (ii) to the extent that you were entitled hereunder at the date of your death.

8.

Qualified Nature of Option; Conformity with Plan.  Your Option is intended to qualify as an incentive stock option within the meaning of Code section 422 (“Incentive Stock Options”), to the fullest extent permitted by Code section 422, and this Agreement shall be so construed.  Pursuant to Code section 422(d) the aggregate fair market value (determined as of the grant date) of shares of Common Stock with respect to which all Incentive Stock Options first become exercisable by you in any calendar year under the Plan or any other plan of the Company (and its parent and subsidiary corporations, within the meaning of Code section 424(e) and (f), as may exist from time to time) may not exceed $100,000 or such other amount as may be permitted from time to time under Code section 422.  To the extent that such aggregate fair market value exceeds $100,000 or other applicable amount in any calendar year, such stock options will be treated as nonstatutory stock options with respect to the amount of aggregate fair market value thereof that exceeds the Code section 422(d) limit.  For this purpose, the Incentive Stock Options will be taken into account in the order in which they were granted.  In such case, the Company may designate the shares of Common Stock that are to be treated as stock acquired pursuant to the exercise of Incentive Stock Options and the shares of Common Stock that are to be treated as stock acquired pursuant to nonstatutory stock options by issuing separate certificates for such shares and identifying the certificates as such in the stock transfer records of the Company.

Code section 422 provides additional limitations respecting the treatment of these Options as Incentive Stock Options.

Your Option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference).  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

9.

Rights of Participants.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate your employment at any time (with or without Cause), nor confer upon you any right to continue in the employ of the Company for any period of time or to continue your present (or any other) rate of compensation, and in the event of your termination of employment (including, but not limited to, termination by the Company without Cause) any portion of your Option that was not previously vested and exercisable shall be forfeited except as otherwise provided herein.

10.

Withholding of Taxes.  The Company shall be entitled, if necessary or desirable, to withhold from you from any amounts due and payable by the Company to you (or secure payment from you in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Option Shares issuable under this Plan, and the Company may defer such issuance unless indemnified by you to its satisfaction.

(a)

Adjustments.  In the event of a reorganization, recapitalization, merger, consolidation, stock dividend or stock split, or combination or other change in the shares of Common Stock, the Administrator may, in order to prevent the dilution or enlargement of rights under your Option, make such adjustments in the number and type of shares authorized by the Plan, the number and type of shares covered by your Option and the Exercise Price specified herein as may be determined to be appropriate and equitable.  The issuance by the Company of shares of stock of any class, or options or securities exercisable or convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale, or upon the exercise of rights or warrants to subscribe therefor, or upon exercise or conversion of other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to any Options.

11.

Sale of the Company.

(a)

Consent to Sale of Company.  If the Board approves a Sale of the Company (an "Approved Sale"), you shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (i) merger or consolidation, you shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, you shall agree to sell all of your Option Shares and rights to acquire Option Shares on the terms and conditions so approved by the Board.  Each holder of Option Shares shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Company.

(b)

Purchaser Representative.  If the Company or the holders of the Company's securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), you shall, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company.  If you appoint the purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative, but if you decline to appoint the purchaser representative designated by the Company you shall appoint another purchaser representative (reasonably acceptable to the Company), and you shall be responsible for the fees of the purchaser representative so appointed.

12.

Remedies.  The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

13.

Amendment.  Except as otherwise provided herein, any provision of this Agreement may be amended or waived only with the prior written consent of you and the Company.

14.

Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

15.

Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

16.

Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

17.

Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18.

Governing Law.  The corporate law of Nevada shall govern all questions concerning the relative rights of the Company and its stockholders.  All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of Nevada.

19.

Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient.  Such notices, demands and other communications shall be sent to you and to the Company at the addresses indicated below:

If to the Optionee:

Mike Wasik

2925 N. Torrey’s Peak Dr

Superior, Colorado 80027

If to the Company:

RoomLinX, Inc.

2150 W. 6th Avenue, Unit N

Broomfield, CO  80020

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

20.

Entire Agreement  This Agreement constitutes the entire understanding between you and the Company with respect to the acquisition by you of Common Stock of the Company and supersedes all other agreements, whether written or oral, with respect to the acquisition by you of Common Stock of the Company.

Please execute the extra copy of this Agreement in the space below and return it to the Company's Secretary at its executive offices to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,
RoomLinX, Inc.
By:	/s/ Judson Just
Name:	Judson Just
Title:	Director

Enclosures:

(1)

Extra copy of this Agreement

(2)

Copy of the Plan

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of June 5th, 2009	OPTIONEE
/s/ Michael S. Wasik
	Name:	Michael S. Wasik

Number of Option Shares: 10,000,000

[Provision for Community Property Jurisdiction]

CONSENT

The undersigned spouse of Michael S. Wasik hereby acknowledges that I have read the foregoing Stock Option Agreement and that I understand its contents.  I am aware that the Agreement provides for the repurchase of my spouse's shares of Common Stock under certain circumstances and imposes other restrictions on the transfer of such Common Stock.  I agree that my spouse's interest in the Common Stock is subject to this Agreement and any interest I may have in such Common Stock shall be irrevocably bound by this Agreement and further that the my community property interest, if any, shall be similarly bound by this Agreement.

I am aware that the legal, financial and other matters contained in this Agreement are complex and I am free to seek advice with respect thereto from independent counsel.  I have either sought such advice or determined after carefully reviewing this Agreement that I will waive such right.

/s/ Christina Wasik
[Spouse]
/s/ Michael S. Wasik
Witness